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                                                                       Exhibit 8

                          ELIAS, MATZ, TIERNAN & HERRICK LLP
                                734 15TH Street, N.W.
                                Washington D.C.  20005
                                     202-347-0300

                                 July 13, 1998

Board of Directors
U.S.B. Holding Co., Inc.
100 Dutch Hill Road
Orangeburg, New York  10962

Board of Directors
Tappan Zee Financial, Inc.
75 North Broadway
Tarrytown, New York 10591

     Re:  Acquisition of Tappan Zee Financial, Inc. by
          U.S.B. Holding Co., Inc.

Gentlemen:

     We have acted as special counsel to U.S.B. Holding Co., Inc. ("USB") in connection with the Agreement and Plan of Merger, dated March 6, 1998, between Tappan Zee Financial, Inc. ("Tappan Zee") and USB (the "Agreement"), which sets forth the terms and conditions under which Tappan Zee will merge with and into USB (the "Merger"). Terms used and not defined herein shall have the same meaning ascribed to them in the Agreement. At your request, and pursuant to
Section 6.1(f) of the Agreement, we are rendering our opinion concerning certain of the income tax consequences of the Merger under the Internal Revenue Code of 1986, as amended (the "Code").

     In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the exhibits thereto, and such other documents as we have deemed necessary or appropriate for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of such latter documents. Further, for purposes of the opinions set forth below, we have relied, with the consent of both USB and Tappan Zee, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the letters dated July 10, 1998 to us from certain officers of USB and Tappan Zee. In addition, for purposes of such opinions, we have assumed that the Merger will be consummated in accordance with the terms of the Agreement and the description thereof contained in the Registration Statement on Form S-4 filed by USB with the Securities and Exchange
Commission. The opinions expressed herein are conditioned on the initial and continuing accuracy of the facts, information, and representations contained in the aforesaid documents or otherwise referred to above.

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Board of Directors
July 13, 1998
Page 2



     Based solely upon the foregoing and upon the assumptions set forth herein, and subject to the qualifications and caveats set forth herein, we are of the opinion that, under present law, for federal income tax purposes:

          (i) No gain or loss will be recognized by USB or Tappan Zee as a result of the Merger;

          (ii) No gain or loss will be recognized by the shareholders of Tappan Zee who exchange their Tappan Zee Common Stock solely for shares of USB Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in USB Common Stock);

          (iii) The tax basis of the shares of USB Common Stock received by shareholders who exchange all of their Tappan Zee Common Stock solely for USB Common Stock in the Merger will be the same as the tax basis of the Tappan Zee Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

          (iv) The holding period of such shares of USB Common Stock will include the holding period of the Tappan Zee Common Stock for which it is exchanged.

     Our opinions do not address any tax considerations under foreign, state or local laws, or the tax considerations to certain shareholders in light of their particular circumstances, including persons who are not United States citizens, or who are resident aliens, life insurance companies, dealers in securities, tax exempt entities, shareholders who received their shares through the exercise of employee stock options or through other compensation arrangements, and shareholders who do not hold their shares as "capital assets" within the meaning of Section 1221 of the Code.

     Our opinions are based on the Code, applicable Treasury Regulations, current published administrative decisions of the Internal Revenue Service ("IRS") and existing judicial decisions as of the date hereof. No assurance can be given that legislative, administrative or judicial decisions or interpretations may not be forthcoming that will significantly change the opinions set forth herein. Further, our opinions are not binding on the IRS, and the tax effects discussed above are not subject to absolute resolution prior to the running of the statute of limitations or the rendering of a final determination by a court of law or by closing agreement with the IRS.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement, and we consent to the use of our name under the heading "Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus constituting a part thereof.

                              Very truly yours,

                              ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

                              By:  /s/ Daniel P. Weitzel
                                   ----------------------------------
                                   Daniel P. Weitzel, a Partner